Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for First Quarter 2013

Solid business performance and disciplined expense management drive steady improvement in profitability

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 23, 2013 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ended March 31, 2013.

Key points:

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Reported net income available to common shareholders of $327 million or $0.23 per diluted share; as compared to $261 million or $0.18 per diluted share in the fourth quarter of 2012 and $145 million or $0.11 per diluted share in the first quarter of the prior year

•	Pre-tax pre-provision income1 from continuing operations totaled $457 million, up 4 percent from the prior year

•	Net interest income totaled $798 million, down 4 percent from the prior year

•	Net interest margin was 3.13 percent, an improvement of 4 basis points from the prior year

•	Non-interest revenue totaled $501 million, down 4 percent from the prior year

•	Non-interest expenses were $842 million, an improvement of 8 percent from the prior year

•	Balance sheet remains steady

•

Total ending loans were steady linked quarter, as growth in commercial and industrial loans as well as indirect loans offset continued de-risking in the investor real estate portfolio and deleveraging in consumer lending portfolios

•	Middle market commercial and industrial loans grew 3.5 percent linked quarter and 10 percent over the prior year on an ending basis

•	Indirect auto loans continued to grow, up 6 percent from the prior quarter and 28 percent from the prior year on an ending basis

•	Loan yields were down 7 basis points linked quarter to 4.14 percent

•	Funding mix continued to improve as average low-cost deposits grew $375 million linked quarter and higher cost time deposits declined $1.3 billion

•	Deposit costs declined to 18 basis points, down 4 basis points from the fourth quarter and 19 basis points from the prior year

•	Asset quality continues to improve

•	Net charge-offs of $180 million were steady linked quarter; the loan loss provision of $10 million was $170 million less than net charge-offs

•	Linked quarter non-performing assets decreased 7 percent, non-performing loans decreased 6 percent and inflows of non-performing loans decreased 21 percent

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Allowance for loan losses as a percentage of loans declined 22 basis points linked quarter to 2.37 percent, while the ratio of allowance for loan losses to non-performing loans decreased 4 basis points to 1.10x

•	Capital and liquidity positions remain strong

•	Successfully completed the annual Comprehensive Capital Analysis and Review process (CCAR) with no objections

•	Solid capital position with an estimated Tier 1 ratio of 12.3 percent and Tier 1 Common ratio[1] of 11.2 percent at March 31, 2013

•	Tangible common book value per share[1] was $7.29, an increase of $0.18 from the prior quarter

•	Liquidity position remains solid with a low loan-to-deposit ratio of 79 percent

Highlights			Three Months Ended
(In millions, except per share data)			March 31, 2013	December 31, 2012	March 31, 2012
			Amount	Amount	Amount
Net Income

Net interest income			$798	$818	$827
Securities gains, net			15	12	12
Other non-interest income			486	524	512

Total revenue			1,299	1,354	1,351
Provision for loan losses			10	37	117
Non-interest expense			842	902	913

Pre-tax income			447	415	321
Income tax expense			114	138	82

Income from continuing operations	(A	)	333	277	239
Income (loss) from discontinued operations, net of tax			2	(12)	(40)

Net income			335	265	199
Preferred dividends and accretion	(B	)	8	4	54

Net income available to common shareholders			$327	$261	$145

Income from continuing operations available to common shareholders (A) – (B)			$325	$273	$185

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	Amount	Amount	Amount
Pre-tax Pre-Provision Income (non-GAAP) [1]

Income from continuing operations available to common shareholders (GAAP) (A) – (B)	$325	$273	$185
Plus: Preferred dividends and accretion (GAAP)	8	4	54
Plus: Income tax expense (GAAP)	114	138	82

Pre-tax income from continuing operations (GAAP)	447	415	321
Plus: Provision for loan losses (GAAP)	10	37	117

Pre-tax pre-provision income from continuing operations (non-GAAP) [1]	$457	$452	$438
Plus: Securities gains, net, and other adjustments[1]	(15)	41	(19)

Adjusted pre-tax pre-provision income from continuing operations (non-GAAP) [1]	$442	$493	$419

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	Dil. EPS	Dil. EPS	Dil. EPS
GAAP to non-GAAP EPS Reconciliation

Earnings per share as reported (GAAP)	$0.23	$0.18	$0.11

Earnings (loss) per share from discontinued operations (GAAP)	0.00	(0.01)	(0.03)

Earnings per share from continuing operations (GAAP)	0.23	0.19	0.14

REIT investment early termination cost	0.00	(0.03)	0.00

Adjusted earnings per share from continuing operations, excluding REIT investment early termination cost (non-GAAP)[1]	$0.23	$0.22	$0.14

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Key ratios*

Net interest margin (FTE)	3.13%	3.10%	3.09%

Tier 1 capital	12.3%	12.0%	14.3%
Tier 1 common[1] risk-based ratio (non-GAAP)	11.2%	10.8%	9.6%
Tangible common stockholders’ equity to tangible assets[1] (non-GAAP)	8.98%	8.63%	7.35%
Tangible common book value per share[1] (non-GAAP)	$7.29	$7.11	$6.42

Asset quality

Allowance for loan losses as % of net loans	2.37%	2.59%	3.30%

Net charge-offs as % of average net loans~	0.99%	0.96%	1.73%

Non-accrual loans, excluding loans held for sale, as % of loans	2.15%	2.27%	2.80%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	2.41%	2.59%	3.42%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale[2]	2.88%	3.07%	3.91%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~	Annualized
[1]	Non-GAAP, refer to pages 8 and 16-19 of the financial supplement to this earnings release
[2]	Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release

Moving Forward

Regions reported first quarter net income available to common shareholders of $327 million or $0.23 per diluted share and net income available to common shareholders from continuing operations of $325 million or $0.23 per diluted share.

Compared to the previous quarter, net income available to common shareholders from continuing operations was up $52 million, or $0.04 per diluted share, and improved $140 million or $0.09 cents per diluted share from the prior year.

“This quarter’s results demonstrate that our disciplined approach to meeting more customer needs is continuing to drive solid performance across our franchise,” said Grayson Hall, president and CEO. “Building on this foundation while prudently managing expenses, Regions is moving forward to take advantage of growth opportunities in all of our businesses as the economy improves.”

Regions’ performance for the quarter demonstrates that the company’s strategy to deliver consistent long-term performance for shareholders is working. As an example, growth in commercial and industrial and indirect auto lending portfolios continued, while the rate of de-risking in the investor real estate portfolio slowed. Additionally, in conjunction with the annual CCAR process, the company announced plans to repurchase up to $350 million in common shares and will seek Board approval to increase its quarterly dividend to $0.03 per common share.

Loan balances steady and pace of deleveraging eases

Total ending loan balances were steady linked quarter; total commercial and investor real estate loans were up slightly to $45.1 billion. Middle market commercial and industrial loans continued to grow in the first quarter, with ending loans in this category up 3.5 percent compared to the prior quarter, and 10 percent over the same period last year. New loan production increased 8 percent year over year to $6.6 billion, helping to offset ongoing deleveraging among businesses and consumers. Total commercial and industrial line commitments grew $950 million, or 3 percent linked quarter, while new commercial and industrial loan production totaled $3.3 billion.

At quarter end the investor real estate portfolio totaled $7.3 billion and comprised 10 percent of the total loan portfolio, compared to 13 percent one year ago. However, new production in the investor real estate portfolio increased 62 percent from this time last year.

Consumer loan production totaled $2.7 billion in the first quarter, an increase of 17 percent over the prior year. Indirect auto loans experienced an increase in average balances of 6 percent linked quarter. Production for indirect auto totaled $419 million during the quarter, an increase of 16 percent linked quarter and 33 percent over the prior year. Declines in the residential mortgage and home equity portfolios served to offset the indirect balance growth as consumers continue to pay down real estate debt. However, the pace of decline in the consumer lending residential portfolio has slowed due to a change in company strategy to retain 15 year conforming mortgages, along with the addition of a new home equity loan product. These home equity loans help current homeowners take advantage of low interest rates to refinance higher cost debt.

Improved funding mix continues to drive decline in deposit costs

Average low-cost deposits grew $375 million linked quarter, while higher cost time deposits declined 9 percent. This mix shift drove continued improvement in the company’s funding mix, as average low-cost deposits as a percentage of total deposits rose to 86 percent, compared to 80 percent last year. This positive mix shift resulted in deposit costs declining to 18 basis points for the quarter, down 4 basis points from fourth quarter and 19 basis points from last year. Total funding costs declined to 45 basis points, down 20 basis points from one year ago.

Taxable equivalent net interest income was $811 million, a 2 percent decline linked quarter. This was driven by a fewer number of days in the quarter, lower earning assets and higher mortgage prepayments, partially offset by lower deposit costs. The resulting net interest margin expanded 3 basis points linked quarter to 3.13 percent, primarily attributable to lower day count, debt management activities in the prior quarter and declines in deposit costs. This was partially offset by a reduction in earning assets yields due to a persistent low rate environment.

The company’s aggregate loan yield was down 7 basis points linked quarter to 4.14 percent, driven primarily by the impact of maturing fixed-rate loans that were reinvested at lower interest rates, as well as fewer interest recoveries related to non-performing loans that were paid in full.

Non-interest revenue impacted by seasonal trends

Non-interest revenue totaled $501 million, down 7 percent linked quarter. Service charges income was down 5 percent linked quarter, driven by seasonality related to non-sufficient fund (NSF) fees. Mortgage income for the quarter totaled $72 million, a decline of 20 percent linked quarter. Mortgage production for the quarter was approximately $1.8 billion, a 13 percent increase from the prior year. Overall, the company continues to benefit from HARP II loan production, as only 20 percent of all eligible HARP II loans have been refinanced to date. Approximately 40 percent of all HARP mortgage applications submitted are from outside our existing customer base. In addition, loan applications for new home purchases were up for the quarter, accounting for almost 50 percent of all mortgage applications, compared to 35 percent last quarter.

Expense control is part of our culture, not a campaign

Non-interest expenses of $842 million decreased 8 percent from the prior year and declined 1 percent compared to the prior quarter’s adjusted non-interest expense1. Ongoing efforts to manage expenses offset a $9 million linked quarter increase in salaries and benefits, primarily related to seasonal increases in payroll taxes. Professional and legal expenses returned to a more normalized level, compared to the prior quarter that benefitted from $20 million in lower legal reserves. The company continues to focus on generating positive operating leverage through prudent expense management.

Asset quality improvement continues

Asset quality continued to improve in the first quarter. The provision for loan losses totaled $10 million, or $170 million less than net charge-offs. Total net charge-offs were steady linked quarter at $180 million and net charge-offs as a percentage of total average loans was 0.99 percent. The company’s loan loss allowance to non-performing loan coverage ratio was 1.10x and the allowance for loan losses as a percentage of loans was 2.37 percent as of March 31, 2013.

Non-performing assets totaled $1.8 billion and were down $131 million, or 7 percent linked quarter. Non-performing loans, excluding loans held for sale, improved $95 million, or 6 percent linked quarter. Inflows of non-performing loans were $277 million, down 21 percent linked quarter and total delinquencies were down 10 percent. Commercial and investor real estate criticized loans declined 9 percent in the quarter and were down 31 percent year-over-year.

Strong capital and solid liquidity

Tier 1 and Tier 1 common1 capital ratios remained strong, ending the first quarter at an estimated 12.3 percent and 11.2 percent, respectively. Tangible common book value per share1 reached $7.29 for the first quarter, up from $7.11 in the prior quarter.

The company’s liquidity position at both the bank and the holding company remains solid. As of March 31, 2013, the company’s loan-to-deposit ratio was 79 percent.

[1]	Non-GAAP, refer to pages 8 and 16-19 of the financial supplement to this earnings release.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $120 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This presentation may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Future and proposed rules, including those that are part of the Basel III process, are expected to require banking institutions to increase levels of capital and to meet more stringent liquidity requirements. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates could also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current challenging economic conditions including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•	Possible stresses in the financial and real estate markets, including possible deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

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Regions’ ability to effectively identify and manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Regions’ ability to identify and address data security breaches.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.

The REIT investment early termination costs are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that the exclusion of certain selected items in expressing income (loss) and certain other financial measures, including “adjusted earnings (loss) per share from continuing operations, excluding REIT investment early termination costs (non-GAAP)” provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items such as REIT investment early termination costs do not represent the amount that effectively accrues directly to stockholders (i.e. REIT early termination costs reduce earnings and stockholders’ equity).

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of company performance

See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See pages 16-19 of the supplement to this earnings release for 1) a reconciliation and computation of adjusted income (loss) available to common shareholders (non-GAAP), adjusted income (loss) from continuing operations available to common shareholders (non-GAAP), and adjusted earnings (loss) per common share from continuing operations (non-GAAP), 2) computation of return on average assets from continuing operations (GAAP) and adjusted return on average assets from continuing operations (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) computation of return on average tangible common stockholders’ equity (non-GAAP) and adjusted return on average tangible common stockholders’ equity (non-GAAP), 5) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 6) computation of tangible common stockholders’ equity to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 7) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 8) computation of Tier 1 common risk–based ratio (non-GAAP), 9) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 10) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 11) a computation of the efficiency ratio and fee ratio (non-GAAP).